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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: November 2, 1999

                         Commission File No. 001-13783


                      INTEGRATED ELECTRICAL SERVICES, INC.

             (Exact name of registrant as specified in its charter)


           DELAWARE                                     76-0542208
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                515 Post Oak Boulevard
                       Suite 450
                     Houston, Texas                     77027-9408
       (Address of principal executive offices)         (zip code)

       Registrant's telephone number, including area code: (713) 860-1500



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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On October 18, 1999, Integrated Electrical Services, Inc. (the "Company") consummated the acquisition of all of the issued and outstanding capital stock of Britt Rice Electric, Inc. and Britt Rice Company and certain assets held by Britt Rice individually, (collectively, "BRE"). BRE performs electrical contracting services primarily in Bryan, College Station and Dallas, Texas. The consideration paid by the Company for BRE was determined through negotiations between representatives of the Company and BRE and consisted of an aggregate of 577,386 shares of common stock of the Company and approximately $9.0 million in cash. The cash portion of the consideration paid for BRE was funded through borrowings under the Company's existing $175.0 million line of credit facility. The Company intends to continue using the assets of BRE in the electrical contracting business.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (A)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

         The Company believes that it is impractical to provide financial statements of BRE on the date of this filing, and will, if required, file such financial statements when available but not later than 60 days after the date on which this Current Report on Form 8-K must be filed.

         (B)      PRO FORMA FINANCIAL INFORMATION

         The Company believes that it is impractical to provide pro forma financial information reflecting BRE, and will, if required, file such financial information when available but not later than 60 days after the date on which this Current Report on Form 8-K must be filed.

         (C)      EXHIBITS

                  2.1 Agreement and Plan of Merger dated as of August 31, 1999 among Integrated Electrical Services, Inc., Britt Rice Acquisition Corporation, Britt Rice Electric, Inc., Britt Rice Company and Britt Rice individually.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   INTEGRATED ELECTRICAL SERVICES, INC.

Date:  November 2, 1999            By:   /s/ John F. Wombwell
                                      -----------------------------------------
                                      John F. Wombwell
                                      Senior Vice President and General Counsel


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                                 EXHIBIT INDEX


EXHIBIT NO.                       DESCRIPTION
-----------                       -----------
    2.1      Agreement and Plan of Merger dated as of August 31, 1999 among
             Integrated Electrical Services, Inc., Britt Rice Acquisition
             Corporation, Britt Rice Electric, Inc., Britt Rice Company and
             Britt Rice individually.